Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SILVER FALCON MINING, INC.

SILVER FALCON MINING, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolution:

RESOLVED; That the Board of Directors hereby declares it is advisable and in the best interests of the Company that Article Fourth of the Certificate of Incorporation be amended to add the following language at the end of Article Fourth:

“Effective as of the close of business on October 16, 2007 (the “Effective Time”), each two hundred (200) shares of the Company’s Class A Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Class A Stock”) shall automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the “Reverse Split”), into one (1) share of the Company’s outstanding Class A Common Stock (the “New Class A Stock”), subject to the treatment of fractional share interests as described below, and each two hundred (200) shares of the Company’s Class B Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Class B Stock”) shall automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the “Reverse Split”), into one (1) share of the Company’s outstanding Class B Common Stock (the “New Class B Stock”), subject to the treatment of fractional share interests as described below.  The Old Class A Stock and the Old Class B Stock shall be referred to collectively as the “Old Capital Stock.”  The New Class A Stock and the New Class B Stock shall be referred to collectively as the “New Capital Stock.”

Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Capital Stock (“Old Certificates,” whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company’s transfer agent for cancellation, a certificate or certificates (the “New Certificates,” whether one or more) representing the number and class of whole shares of the New Capital Stock into and for which the shares of the Old Capital Stock formerly represented by such Old Certificates so surrendered are converted under the terms hereof. From and after the Effective Time, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Capital Stock in the appropriately reduced whole number of shares of the appropriate class.  No certificates or script representing fractional shares interests in New Capital Stock will be issued, and no cash payments will be made therefore.  In lieu of any fraction of a share of New Capital Stock to which the holder would otherwise be entitled, the holder will receive one (1) whole share of the Company’s New Capital Stock of the appropriate class.  If more than one (1) Old Certificate shall be surrendered at one time for the account of the same Shareholder, the number of full shares of New Capital Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company’s transfer agent determines that a holder of Old Certificates has not surrendered all of his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that consideration for fractional shares for any one person shall not exceed the value of one (1) share of New Capital Stock.  If any New Certificate is to be issued in a name other than the name in which the Old Certificate was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock or transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable.”

SECOND: That said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Pierre Quilliam, this 15th day of October, 2007.

/s/ Pierre Quilliam

___________________________

Pierre Quilliam, President